EXHIBIT 99.1
STATE OF VERMONT PUBLIC SERVICE BOARD
Docket No. 7162 Board Investigation into a Request for an Accounting Order by Central Vermont Public Service Corporation	) ) )
Order entered: 1/12/2007

ORDER RE ACCOUNTING ORDER

I.    DISCUSSION

            On November 15, 2006, Central Vermont Public Service Corporation ("Central Vermont" or the "Company") and the Vermont Department of Public Service ("Department") filed a Stipulation with the Vermont Public Service Board ("Board"), which proposes a resolution of Central Vermont's December 23, 2005, request for approval of an Accounting Order pursuant to 30 V.S.A. Section 221. The requested accounting order would enable the Company, inter alia, to defer certain incremental power costs it incurred during the Vermont Yankee Nuclear Power Station ("Vermont Yankee") refueling outage which began on October 22, 2005. In this Order, we decline to approve the Stipulation or grant the accounting order.

            30 V.S.A. Section 221 allows that "the board may prescribe the forms of all books, accounts, papers and records of any public utility over which it has jurisdiction." Typically, and in the context of the instant case, the Board has issued accounting orders to allow certain costs or revenues to be deferred on a utility's books until the utility's next rate case, at which time the Board would determine whether to allow them. Because most accounting orders are issued without notice to the general public or upon evidentiary hearings, the Board stresses the importance that accounting orders allow specific accounting treatment only, and have no precedential effect on the ratemaking treatment of those costs or revenues. As we ruled in Docket 5983:

We must stress that, in the absence of full notice and opportunity for hearing on a request for an accounting order, such an order will not have final effect in a later rate proceeding under Sections 225-227, and it would be wrong for any party to think otherwise.

            In general, the costs or revenues that may warrant an accounting order are those deemed exceptional or extraordinary by the Board, as interpreted under Generally Accepted Accounting Principles ("GAAP"). Recently, the Board highlighted four considerations which the Company presented as reflective of what GAAP considers to be an "extraordinary" event:[1]

  Is the amount material?
  Was the event unplanned?
  Was the event beyond Central Vermont's management control?
  Is the problem unusual, abnormal, and not likely to be repeated?[2]

            In its current request for an accounting order, Central Vermont identifies Hurricane Katrina as the primary "event" that led to extraordinary costs being incurred for replacement power during the 2005 Vermont Yankee refueling outage. No one disputes that Katrina meets the last three criteria. Also, the Company's initial request to defer over $4.6 million represents a material amount. And arguably, using the agreed-to deferral amount of $1.493 million, the incremental costs of replacement power may be material.[3] However, even if we were to find that the incremental replacement power costs were material and therefore extraordinary according to GAAP (which we do not expressly do here), we would not approve the Stipulation for a related, but additional set of circumstances.

            Hurricane Katrina had obvious and significant effects, among them measurably higher wholesale electricity prices. In isolation, these higher prices would have led to an increase in the amount Central Vermont paid for replacement power. However, the increase in wholesale electricity prices did not affect only Central Vermont's replacement power costs. Rather, Central Vermont regularly sells its excess power into the market. As a result, Central Vermont likely benefitted (by an undetermined amount), from its sales of power into the market at higher, post-Katrina prices. It would be contrary to long-standing ratemaking principles to issue an accounting order that deferred only the costs arising from Katrina without offsetting those costs with equally material, unplanned, and non-recurring revenues that arose from the same cause.[4] In its request, the Company did not offset the incremental replacement power costs with the additional resale revenues it received due to Katrina's effect on the wholesale market (which we note preceded and extended beyond the period of the refueling outage). Central Vermont also presented no information that would allow us to determine the magnitude of these incremental revenues.[5] As a result, we find that Central Vermont has not shown that its requested deferral is justified under the standards for accounting orders that the Board has previously articulated, and we deny the Company's request.

II.    ORDER

            IT IS HEREBY ORDERED, ADJUDGED AND DECREED by the Public Service Board of the State of Vermont that:

  The Accounting Order requested by Central Vermont Public Service Corporation on December 23, 2005, is denied.
  The Stipulation filed by Central Vermont and the Department of Public Service on November 15, 2006, is not approved.
  Pursuant to 30 V.S.A. Section 221 and Condition 12 of the Board Order of December 7, 2006, in Docket 7191, Central Vermont shall record a regulatory liability in the amount of $1.493 million, equal to the amortized monthly amounts as previously authorized to be reflected in current rates.

            Dated at Montpelier, Vermont, this 12th day of January, 2007.

s/ James Volz ) ) ) s/David C. Coen ) ) ) s/John D. Burke )	PUBLIC SERVICE BOARD OF VERMONT

OFFICE OF THE CLERK
FILED: January 12, 2007
ATTEST:     s/Susan M. Hudson
                Clerk of the Board

           Notice to Readers: This decision is subject to revision of technical errors. Readers are requested to notify the Clerk of the Board (by e-mail, telephone, or in writing) of any apparent errors, in order that any necessary corrections may be made. (E-mail address: psb.clerk@state.vt.us)
           Appeal of this decision to the Supreme Court of Vermont must be filed with the Clerk of the Board within thirty days. Appeal will not stay the effect of this Order, absent further Order by this Board or appropriate action by the Supreme Court of Vermont. Motions for reconsideration or stay, if any, must be filed with the Clerk of the Board within ten days of the date of this decision and order.

  Docket 5983, Order of 6/8/98, at 20.
  Dockets 6946 & 6988, Page reb. pf. at 8-9.
  The Company recalculated the amount of incremental replacement power using August, 2005, forward prices instead of earlier, lower prices, based on the Department's view that Central Vermont had knowledge of general market conditions (higher prices) before Katrina, and the Company could have acted on this knowledge to mitigate the excess costs. This recalculation yielded $1.493 million in incremental replacement power costs.
              The Stipulation includes certain principles which Central Vermont and the Department agree will apply to future requests for accounting orders by the Company. We applaud the parties for their efforts in seeking consistency and predictability to the accounting order process, and we conclude that the proposed guidance should reasonably assist Central Vermont in determining under what circumstances it may seek an accounting order. However, we do not at this time adopt the guidance as firm policy. We note that if we were to apply the materiality principle of five percent of the Company's Vermont jurisdictional utility income( as the Stipulation proposes) the amount of the incremental replacement power costs agreed to in the stipulation, when adjusted for tax effects, would not be met.
  Similarly, in Dockets 6946 & 6988 we questioned whether the practice of issuing accounting orders to Central Vermont "is unfairly 'one-sided' in that it tends to reflect cost deferrals, but not necessarily revenue deferrals (which would tend to benefit shareholders more than ratepayers)." Dockets 6946 & 6988, Order of 2/29/05 at 54.
  Additionally, during the same time frame, Central Vermont received incremental revenue from the option exercised by the Vermont Joint Owners to increase the load factor in its contract with Hydro-Quebec. We note that under the same circumstance, Green Mountain Power Corporation chose to offset its higher replacement power costs with its increased revenues from the VJO/HQ contract. While we do not make a determination here whether these additional revenues are extraordinary (and therefore do not at this time direct Central Vermont to record a regulatory liability to reflect this revenue), we do question why there was no consideration that, at a minimum, the value of this option would have been increased by higher post-Katrina prices, and would offset commensurately higher replacement power costs.